EXHIBIT 21.1
SUBSIDIARIES OF DELTA AIR LINES, INC.
as of December 31, 2018

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Aero Assurance Ltd.	Vermont
Delta Flight Products, LLC	Delaware
Delta Material Services, LLC	Delaware
Delta Private Jets, Inc.	Kentucky
Delta Professional Services, LLC	Delaware
Delta Vacations, LLC	Minnesota
Endeavor Air, Inc.	Georgia
Epsilon Trading, LLC	Delaware
MIPC, LLC	Delaware
Monroe Energy, LLC	Delaware
New Sky, Ltd.	Bermuda

Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of the SEC’s Regulation S-K.